 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2018
EVOLUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38381	46-1385614
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17901 Von Karman Avenue, Suite 150
Irvine, California 92614
(Address of principal executive offices) (Zip Code)

(949) 284-4555
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Operating Officer

On August 15, 2018 (the “Separation Date”), Evolus, Inc. (the “Company”) announced the departure of J. Christopher Marmo, Ph.D. from his role as the Chief Operating Officer of the Company, effective as of that date. Dr. Marmo’s departure was not the result of any disagreement with the Company, ALPHAEON, the Company’s board of directors (the “Board”) or management, or any matter relating to the Company’s operations, policies or practices.

Dr. Marmo had an employment agreement (the “Marmo Employment Agreement”) with ALPHAEON Corporation (“ALPHAEON”), the Company’s controlling stockholder. Prior to the Separation Date, Dr. Marmo dedicated all of his time to the Company. ALPHAEON compensated Dr. Marmo for his time dedicated to the Company pursuant to the Marmo Employment Agreement and the Company reimbursed ALPHAEON for such expenses at cost.

Pursuant to the Marmo Employment Agreement, Dr. Marmo is entitled, subject to certain conditions including signing and not revoking a release of claims, to receive the following severance payments, which are expected to be payable by ALPHAEON and reimbursable by the Company: (i) six months of base salary, which will be paid periodically pursuant to ALPHAEON’s regularly scheduled pay periods and subject to customary payroll deductions, (ii) a lump sum cash payment of $190,096.96 (representing a prorated portion of Dr. Marmo’s 2018 annual cash bonus for the year ended December 31, 2018 assuming all applicable performance metrics and objectives have been obtained, pro rated as of the Separation Date), which will be paid no later than March 15, 2019 and subject to customary payroll deductions and (iii) the continued provision of health benefits through the end of the six-month anniversary of the Separation Date.

ALPHAEON and the Company intend to enter into a separation and release agreement with Dr. Marmo to reflect his entitlement to certain benefits under the Marmo Employment Agreement.

Expansion of Chief Medical Officer’s Role to Head of Research & Development and Entry into Employment Agreement

On August 15, 2018, the Board expanded the role of Rui Avelar, M.D., currently the Company’s Chief Medical Officer, and appointed him Head of Research & Development, effective as of that date. Dr. Avelar will retain his title and responsibilities as Chief Medical Officer as his role expands to lead the Company’s research and development initiatives.

On the same date as Dr. Avelar’s appointment as Head of Research & Development of the Company, Dr. Avelar entered into an employment agreement with the Company (the “Avelar Employment Agreement”) which amended and restated the terms of his employment set forth in a Transfer Letter dated as of January 22, 2018 by and between the Company and Dr. Avelar. Among other things, the Avelar Employment Agreement changes Dr. Avelar’s title from Chief Medical Officer to Chief Medical Officer and Head of Research & Development, incorporates the increase in his base salary to $400,000, and provides for an annual incentive bonus, as determined by the Board in its reasonable discretion, equal to 40% of his base salary based on 100% achievement of key performance indicators for Dr. Avelar and the Company as determined by the Board in its sole discretion and communicated to Dr. Avelar (the “Annual Bonus”).

The Avelar Employment Agreement also provides, in the event that, other than during the time period within 12 months after a Change in Control (as defined in the Company’s 2017 Omnibus Incentive Plan), the Company terminates his employment without Cause (as defined in the Avelar Employment Agreement), or he resigns from his employment for Good Reason (as defined in the Avelar Employment Agreement) and he enters into a release as set forth therein, Dr. Avelar will be entitled to (i) salary and benefits continuation for a period of 6 months and (ii) a pro-rata share of the Annual Bonus. In the event that the Company terminates his employment without Cause or he resigns for Good Reason and he enters into a release as set forth therein, within 12 months after a Change in Control, then Dr. Avelar will be entitled to (i) a lump sum cash severance payment equal to 12 months of base salary and (ii) a pro-rata share of the Annual Bonus.

The foregoing description of the terms of the Avelar Employment Agreement is not complete and is qualified in its entirety by reference to the complete Avelar Employment Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.
Item 8.01  Other Events.

On August 15, 2018, the Company issued a press release announcing certain of the matters described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release of Evolus, Inc., dated August 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUS, INC.

Dated: August 17, 2018	By:	/s/ David Moatazedi
David Moatazedi President and Chief Executive Officer